UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 29, 2017

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Broadway, 9th Floor, New York, New York	10010
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2017, Cinedigm Corp. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Bison Entertainment Investment Limited, a wholly owned subsidiary of Bison Holding Company Ltd. (“Bison Capital”) pursuant to which the Company has agreed to sell to Bison Capital 20,000,000 shares (the “Shares“) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”) for an aggregate purchase price of up to $30,000,000, of which up to 400,000 shares may be sold to members of management instead of Bison Capital (the “Transactions”). The Company is also in advanced discussions with holders representing approximately 99% of the outstanding principal amount of the Company’s outstanding 5.5% Convertible Senior Notes due 2035 (the “Notes”) to exchange their notes into cash, other securities of the Company, or a combination thereof in order to decrease the debt obligations of the Company. Upon the issuance of the Shares, Bison Capital will own a majority of the outstanding Common Stock and will be entitled to designate two (2) members of the Company’s Board of Directors, the size of which will be set at seven (7) members.

In addition, Bison Capital agreed to provide the Company with a $10,000,000 loan for working capital and general corporate purposes within 60 days of the closing of the Transactions and to work together with the Company to continue to refinance the remaining debt of the Company.

The proceeds from the sale of the Shares will be used for cash portions of the Note Exchanges, the payment of fees and expenses incurred in connection with the Transactions, and working capital and general corporate purposes.

The Company will hold a meeting of stockholders to be held in the third quarter of 2017 at which time it will seek the approval of its stockholders of the Transactions, including the sale and issuance of the Shares including to management, an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended, to increase the number of shares of Common Stock authorized for issuance and eliminate the Class B common stock, the Series B Junior Participating Preferred Stock and the share transfer restriction provisions, and the adoption of a new equity incentive plan to provide for the granting of a variety of potential awards.

The Transactions are subject to a number of closing conditions, including the Note Exchanges and the receipt of stockholder and regulatory approvals including CFIUS. The Purchase Agreement contains standard representations and warranties related to each party, and may be terminated prior to the closing under certain circumstances, including failure to obtain stockholder, lender or regulatory approval of the Transactions.

In connection with the consummation of the Transactions, the Company also agreed to (i) enter into a registration rights agreement pursuant to which it will register the resale of the Shares and (ii) enter into voting agreements with certain holders of Common Stock consisting primarily of members of the Company’s Board of Directors and management, pursuant to which each such holder will agree to vote his shares in favor of Bison Capital’s designees to the Board of Directors in future elections, subject to the terms thereof.

The foregoing descriptions of the Purchase Agreement is qualified in its entirety by reference to such agreement, which will be filed in accordance with SEC regulations.

On June 29, 2017, the Company issued a press release announcing the Transactions, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release of the Company dated June 29, 2017.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of June 29, 2017

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President, Digital Cinema, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of the Company dated June 29, 2017.

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